Exhibit No. 1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-16721) on Form S-8 of Respironics, Inc. of our report dated June 20, 2007, with respect to the statement of net assets available for benefits of Respironics, Inc. Retirement Savings Plan as of December 31, 2006, and related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule as of December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 11-K of Respironics, Inc. Retirement Savings Plan.
/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
June 20, 2007

14